Exhibit 99.1

TIME WARNER INC. REPORTS FOURTH-QUARTER AND FULL-YEAR 2015 RESULTS

Full-Year Highlights

•	Revenues increased 3% to $28.1 billion

•	Company posted Adjusted Operating Income of $6.9 billion

•	Adjusted EPS grew 14% to $4.75

•	Free Cash Flow totaled $3.6 billion

•	Company repurchased 45 million shares for $3.6 billion

•	Board authorized a 15% increase in quarterly dividend for March 2016 and new $5 billion share repurchase program

NEW YORK, February 10, 2016 – Time Warner Inc. (NYSE:TWX) today reported financial results for its fourth quarter and full year ended December 31, 2015.

Chairman and Chief Executive Officer Jeff Bewkes said: “We had another very successful year in 2015, demonstrating once again Time Warner’s ability to deliver strong financial performance as well as creative and programming excellence. Revenues grew 3% and Adjusted Operating Income was up 19%. All three of our operating divisions increased revenue and profits while also investing to capitalize on the shift to on-demand viewing and growing worldwide demand for the very best video content. Warner Bros. had its best year ever in videogames, led by Mortal Kombat X and Batman: Arkham Knight, and remained the number one supplier of broadcast television programming, including the biggest new hit of the TV season in Blindspot. As we embark on what promises to be a very strong year for Warner Bros. theatrically, Mad Max: Fury Road and Creed received a combined 11 nominations for the 88th Academy Awards.”

Mr. Bewkes continued: “Home Box Office grew subscribers both on its linear networks and through HBO NOW, our new stand-alone streaming service. Once again, HBO distinguished itself with the combination of the biggest Hollywood hits and best original programming. In 2015, HBO received 43 Primetime Emmys, the most in a single year by any network in at least 25 years — led by a record 12 Emmys for Game of Thrones. Turner continued to prove its tremendous value to its audiences, distributors, and advertisers with TBS, TNT and Adult Swim all ranking among ad-supported cable’s top 10 networks in primetime among adults 18-49 for the year. CNN was the fastest-growing top 40 cable network in its key demographic in the U.S. for the year, and Cartoon Network was the only top 3 kids network to grow ratings. Further demonstrating our commitment to shareholder returns, during 2015 we returned $4.8 billion to our shareholders through share repurchases and dividends, and this morning announced a 15% increase to our dividend and a new $5 billion share repurchase program.”

Full-Year Company Results

Full-year revenues and Adjusted Operating Income increased 3% and 19% from 2014 to $28.1 billion and $6.9 billion, respectively, due to growth across all operating divisions. The growth in Adjusted Operating Income benefited from lower programming charges at Turner and restructuring and severance charges across the Company, partially offset by a swing in intersegment eliminations. Revenues and Adjusted Operating Income included the unfavorable impact of foreign exchange rates of approximately $1.1 billion and $480 million, respectively, in the year. Operating Income increased 15% from 2014 to $6.9 billion.

The Company posted 2015 Adjusted Diluted Income per Common Share from Continuing Operations (“Adjusted EPS”) of $4.75, up 14% from $4.15 in the prior year. Adjusted EPS included the unfavorable impact of foreign exchange rates of $0.50 in the current year. Diluted Income per Common Share from Continuing Operations was $4.58 in 2015 compared to $4.41 in 2014.

In 2015, Cash Provided by Operations from Continuing Operations reached $3.9 billion and Free Cash Flow totaled $3.6 billion. As of December 31, 2015, Net Debt was $21.6 billion, up from $19.8 billion at the end of 2014, due to share repurchases, dividends and investments and acquisitions, partially offset by the generation of Free Cash Flow.

Fourth-Quarter Company Results

Revenues decreased 6% to $7.1 billion due to a decline at Warner Bros., partially offset by increases at Home Box Office and Turner. Adjusted Operating Income declined 12% to $1.4 billion due to decreases at all operating divisions as well as a swing in intercompany eliminations. Revenues and Adjusted Operating Income included the unfavorable impact of foreign exchange rates of approximately $270 million and $115 million, respectively, in the quarter. Operating Income was flat at $1.4 billion as the prior year quarter included a $173 million foreign currency charge related to the remeasurement of net monetary assets denominated in Venezuelan currency resulting from a change in the foreign currency exchange rate used by the Company.

The Company posted Adjusted EPS of $1.06, up 8% versus $0.98 for the prior year quarter. Adjusted EPS included the unfavorable impact of foreign exchange rates of $0.12 in the current year quarter. Diluted Income per Common Share from Continuing Operations was $1.06 compared to $0.84 in the prior year quarter.

Refer to “Use of Non-GAAP Financial Measures” in this release for a discussion of the non-GAAP financial measures used in this release and the reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Stock Repurchase Program Update

From January 1, 2015 through February 5, 2016, the Company repurchased approximately 52 million shares of common stock for approximately $4.1 billion. These amounts reflect the purchase of approximately 11 million shares of common stock for approximately $787 million since the amounts reported in the Company’s third quarter earnings release on November 4, 2015.

In January 2016, the Company’s Board of Directors authorized a total of $5 billion in share repurchases beginning January 1, 2016, including the amount remaining under the prior authorization.

Regular Quarterly Dividend

On February 9, 2016, the Company’s Board of Directors increased the Company’s regular quarterly dividend by 15% to $0.4025 per share.

Segment Performance

The schedule below reflects Time Warner’s financial performance for the three months and year ended December 31, by line of business (millions).

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues:
Turner	$2,661	$2,607	$10,596	$ 10,396
Home Box Office	1,412	1,338	5,615	5,398
Warner Bros.	3,305	3,815	12,992	12,526
Intersegment eliminations	(299)	(235)	(1,085)	(961)

Total Revenues	$7,079	$7,525	$28,118	$ 27,359

Adjusted Operating Income (Loss) (a):
Turner (b)(c)	$781	$921	$4,110	$ 3,106
Home Box Office	393	394	1,878	1,790
Warner Bros.	373	391	1,435	1,248
Corporate	(102)	(124)	(351)	(460)
Intersegment eliminations (b)(c)	(40)	14	(149)	149

Total Adjusted Operating Income	$1,405	$1,596	$6,923	$ 5,833

Operating Income (Loss) (a)(d)(e):
Turner (b)(c)	$777	$788	$4,087	$ 2,954
Home Box Office	393	394	1,878	1,786
Warner Bros.	366	319	1,416	1,159
Corporate (f)	(110)	(126)	(367)	(73)
Intersegment eliminations (b)(c)	(40)	14	(149)	149

Total Operating Income	$1,386	$1,389	$6,865	$ 5,975

Depreciation and Amortization:
Turner	$54	$56	$209	$ 225
Home Box Office	27	22	95	91
Warner Bros.	94	97	356	390
Corporate	5	7	21	27
Intersegment eliminations	—	—	—	—

Total Depreciation and Amortization	$180	$182	$681	$ 733

(a) Adjusted Operating Income (Loss) and Operating Income (Loss) for the following periods included restructuring and severance costs of (millions):

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Turner	$(35)	$(26)	$(58)	$ (249)
Home Box Office	5	(6)	—	(63)
Warner Bros.	2	(119)	(1)	(169)
Corporate	(1)	(15)	(1)	(31)

Total Restructuring and Severance Costs	$(29)	$(166)	$(60)	$ (512)

(b)	Adjusted Operating Income (Loss) and Operating Income (Loss) for the three months and year ended December 31, 2015 included $131 million of programming charges at Turner. The charges for the three months and year ended December 31, 2015 were partially offset by $2 million of intersegment eliminations primarily related to intersegment profits on programming Warner Bros. licensed to Turner.
(c)	Adjusted Operating Income (Loss) and Operating Income (Loss) for the three months and year ended December 31, 2014 included $44 million and $526 million, respectively, of programming charges at Turner. The charges for the three months and year ended December 31, 2014 were increased by $1 million and partially offset by $138 million, respectively, of intersegment eliminations primarily related to intersegment profits on programming Warner Bros. licensed to Turner.
(d)	Operating Income (Loss) for the year ended December 31, 2015 included the impact of a $22 million foreign currency charge related to the remeasurement of the Company’s net monetary assets denominated in Venezuelan currency resulting from a change in the foreign currency exchange rate used by the Company from the SICAD 2 exchange rate to the Simadi rate.
(e)	Operating Income (Loss) for both the three months and year ended December 31, 2014 included the impact of a $173 million foreign currency charge related to the remeasurement of the Company’s net monetary assets denominated in Venezuelan currency resulting from a change in the foreign currency exchange rate used by the Company from the official rate to the SICAD 2 exchange rate.
(f)	Operating Income (Loss) for the year ended December 31, 2014 included a $441 million gain in connection with the sale and leaseback of the Company’s space in Time Warner Center.

Presented below is a discussion of the performance of Time Warner’s segments for the fourth quarter and full year of 2015. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.

TURNER

Full-Year Results

Revenues increased 2% ($200 million) to $10.6 billion, benefiting from increases of 16% ($88 million) in Content and other revenues, 2% ($69 million) in Advertising revenues and 1% ($43 million) in Subscription revenues. The increase in Content and other revenues was due to higher subscription video-on-demand revenues, primarily from licensing select Turner original programming to Hulu. Advertising revenues benefited from domestic growth, primarily due to Turner’s news business, and local currency growth at Turner’s international networks, partially offset by the impact of foreign exchange rates. The increase in Subscription revenues was due to higher domestic rates and local currency growth at Turner’s international networks, partially offset by the impact of foreign exchange rates and lower domestic subscribers.

Adjusted Operating Income increased 32% ($1.0 billion) to $4.1 billion primarily due to lower programming and restructuring and severance expenses. Programming costs declined 11% due to a decrease in programming charges ($395 million). Excluding the charges from both years, programming costs declined in the low single digits primarily due to lower syndicated programming expenses as a result of the abandonment of certain programming in 2014 and the absence of NASCAR programming, partially offset by higher costs associated with airing the MLB playoffs.

Operating Income increased 38% ($1.1 billion) to $4.1 billion. The current and prior years included $17 million and $137 million, respectively, of foreign currency charges related to the remeasurement of Turner’s net monetary assets denominated in Venezuelan currency.

In 2015: TBS, TNT and Adult Swim ranked among ad-supported cable’s top 10 networks in primetime among adults 18-49, TBS was the #1 ad-supported cable network in primetime among adults 25-54 and the #1 ad-supported entertainment cable network in primetime among adults 18-49, CNN was the fastest growing top 40 cable network in the U.S. among adults 25-54 and CNN.com was the most viewed digital news source. Cartoon Network was the only top 3 kids network to grow ratings in 2015, and in December 2015, was the #1 cable network in VOD in the U.S., a position it has held for 21 straight months. Bleacher Report ranked as the #2 digital sports destination averaging 37 million monthly unique visitors across its desktop and mobile platforms in 2015.

Fourth-Quarter Results

Revenues increased 2% ($54 million) to $2.7 billion, due to an increase of 5% ($52 million) in Advertising revenues. Subscription and Content and other revenues were essentially flat in the quarter. Advertising revenues increased due to domestic growth and local currency growth at Turner’s international networks, partially offset by the impact of foreign exchange rates. The increase in domestic advertising revenues was due to growth at Turner’s news business and the airing of the MLB playoffs, including additional games in the quarter. Subscription revenues benefited from domestic growth and local currency growth at Turner’s international networks, offset by the impact of foreign exchange rates. Domestic subscription revenues increased due to higher rates and the favorable comparison to the impact of a contract dispute with a distributor in the prior year’s quarter, partially offset by lower subscribers.

Adjusted Operating Income decreased 15% ($140 million) to $781 million as the increase in revenues was more than offset by higher programming expenses. Programming costs grew 22% primarily due to higher programming charges ($87 million). Excluding the charges from both periods, programming costs grew in the low teens mainly due to higher costs associated with airing the MLB playoffs, including additional games in the quarter, and the timing of original programming.

Operating Income declined 1% ($11 million) to $777 million as the prior year quarter included the $137 million foreign currency charge.

HOME BOX OFFICE

Full-Year Results

Revenues increased 4% ($217 million) to $5.6 billion, due to increases of 4% ($170 million) in Subscription revenues and 6% ($47 million) in Content and other revenues. Subscription revenues grew primarily due to higher domestic rates, partially offset by lower international revenues, which included the impact of the transfer to Turner of the operation of HBO’s basic cable network in India. The increase in Content and other revenues primarily reflects higher licensing revenues, partially offset by lower home entertainment revenues.

Adjusted Operating Income rose 5% ($88 million) to $1.9 billion, reflecting the higher revenues partially offset by increased expenses. The growth in expenses was mainly due to higher marketing and technology costs related to HBO NOW, HBO’s stand-alone streaming service, as well as higher programming costs, partially offset by lower restructuring and severance costs. Programming costs grew 3% reflecting higher original programming expenses, including programming charges.

Operating Income increased 5% ($92 million) to $1.9 billion.

In 2015, HBO and Cinemax added a total of 2.7 million domestic subscribers, including from HBO NOW. In 2015, HBO received a record 43 Primetime Emmy Awards, the most of any network for the 14th consecutive year, with Game of Thrones receiving 12 awards, a record for a series in one year, and Olive Kitteridge receiving eight awards, the second-most of any program. For the 88th Academy Awards, HBO received 3 nominations for Documentary (Short Subject).

Fourth-Quarter Results

Revenues increased 6% ($74 million) to $1.4 billion, due to increases of 3% ($37 million) in Subscription revenues and 20% ($37 million) in Content and other revenues. Subscription revenues grew primarily due to higher domestic rates, partially offset by lower international revenues, which included the impact of the transfer to Turner of the operation of HBO’s basic cable network in India. The increase in Content and other revenues primarily reflected higher international licensing revenues, partially offset by lower home entertainment revenues.

Adjusted Operating Income was essentially flat at $393 million as the increase in revenues was offset by higher expenses. The increase in expenses was mainly due to higher programming costs as well as higher marketing and technology costs related to HBO NOW. Programming costs increased 11% primarily due to programming charges.

Operating Income was essentially flat at $393 million.

WARNER BROS.

Full-Year Results

Revenues increased 4% ($466 million) to $13.0 billion, reflecting higher videogames and television revenues, partially offset by lower theatrical and home entertainment revenues as well as the impact of foreign exchange rates. The increase in videogames revenues was mainly due to the releases of Mortal Kombat X, LEGO Dimensions and Batman: Arkham Knight. Television revenues increased primarily due to higher licensing revenues, including from the domestic availabilities of 2 Broke Girls, The Big Bang Theory, Person of Interest, Friends and Seinfeld. Theatrical revenues declined as the prior year included revenues from the final two installments of The Hobbit trilogy as well as The LEGO Movie and Godzilla.

Adjusted Operating Income increased 15% ($187 million) to $1.4 billion, reflecting higher revenues as well as lower restructuring and severance charges and related cost-savings.

Operating Income increased 22% ($257 million) to $1.4 billion. The prior year included a $36 million foreign currency charge related to the remeasurement of Warner Bros.’ net monetary assets denominated in Venezuelan currency and $41 million of asset impairments.

Warner Bros. has over 65 series airing on television for 2015-2016 television season, including 32 primetime series on broadcast networks, the most of any studio for the 12th time in the past 13 seasons. Season-to-date among adults 18-49: Blindspot ranked as the #1 new series, The Voice ranked as the #1 non-scripted series and The Big Bang Theory ranked as the #1 comedy in primetime on broadcast television. In 2015, Warner Bros. ranked as the #3 U.S. videogame publisher producing two of the top ten titles and remained #1 domestically in overall home entertainment. For the 88th Academy Awards, Warner Bros. received 11 nominations, including a Best Picture nomination for Mad Max: Fury Road.

Fourth-Quarter Results

Revenues decreased 13% ($510 million) to $3.3 billion, mainly due to lower theatrical revenues, as the prior year quarter included the releases of The Hobbit: The Battle of the Five Armies, Interstellar and Annabelle, as well as the impact of foreign exchange rates.

Adjusted Operating Income decreased 5% ($18 million) to $373 million, due to the decline in revenues partially offset by lower restructuring and severance charges and theatrical valuation adjustments.

Operating Income increased 15% ($47 million) to $366 million. The prior year quarter included the $36 million foreign currency charge and $36 million of asset impairments.

CONSOLIDATED NET INCOME AND PER SHARE RESULTS

Full-Year Results

Adjusted EPS was $4.75 for the year ended December 31, 2015, compared to $4.15 in 2014. The increase in Adjusted EPS primarily reflects higher Adjusted Operating Income and fewer shares outstanding, offset in part by higher taxes as a result of a $639 million net tax benefit in 2014, which was mainly related to the reversal of certain tax reserves in connection with an audit settlement.

For the year ended December 31, 2015, the Company had Income from Continuing Operations of $3.8 billion, or $4.58 per diluted common share. This compares to Income from Continuing Operations attributable to Time Warner common shareholders in 2014 of $3.9 billion, or $4.41 per diluted common share.

For both 2015 and 2014, the Company had Net Income of $3.8 billion.

Fourth-Quarter Results

Adjusted EPS was $1.06 for the three months ended December 31, 2015, compared to $0.98 in last year’s fourth quarter. The increase in Adjusted EPS primarily reflects lower taxes and fewer shares outstanding.

For the three months ended December 31, 2015, the Company had Income from Continuing Operations of $857 million, or $1.06 per diluted common share. This compares to Income from Continuing Operations attributable to Time Warner common shareholders in the fourth quarter of 2014 of $720 million, or $0.84 per diluted common share.

For the fourth quarters of 2015 and 2014, the Company had Net Income of $857 million and $718 million, respectively.

USE OF NON-GAAP FINANCIAL MEASURES

The Company utilizes Adjusted Operating Income (Loss), Adjusted Operating Income margin and Adjusted EPS, among other measures, to evaluate the performance of its businesses. These measures are considered important indicators of the operational strength of the Company’s businesses. Some limitations of Adjusted Operating Income (Loss), Adjusted Operating Income margin and Adjusted EPS are that they do not reflect certain charges that affect the operating results of the Company’s businesses and they involve judgment as to whether items affect fundamental operating performance.

Adjusted Operating Income (Loss) is Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets (other than deferred gains on sale-leasebacks); gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and the foreign currency losses during the three months ended December 31, 2014 and March 31, 2015, related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the SICAD 2 exchange rate beginning December 31, 2014 and the Simadi exchange rate during the quarter ended March 31, 2015, respectively. Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues.

Adjusted EPS is Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc. common shareholders with the following items excluded from Income from Continuing Operations attributable to Time Warner Inc. common shareholders: noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets (other than deferred gains on sale-leasebacks), liabilities and investments; gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; the foreign currency losses during the three months ended December 31, 2014 and March 31, 2015 related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the SICAD 2 exchange rate beginning December 31, 2014 and the Simadi exchange rate during the quarter ended March 31, 2015, respectively; and amounts attributable to businesses classified as discontinued operations; as well as the impact of taxes and noncontrolling interests on the above items and the Company’s share of the above items with respect to equity method investments. Adjusted EPS is considered an important indicator of the operational strength of the Company’s businesses as this measure eliminates amounts that do not reflect the fundamental performance of the Company’s businesses. The Company utilizes Adjusted EPS, among other measures, to evaluate the performance of its businesses both on an absolute basis and relative to its peers and the broader market. Many investors also use an adjusted EPS measure as a common basis for comparing the performance of different companies.

Free Cash Flow is defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions, to the extent such costs are expensed, contingent consideration payments made in connection with acquisitions, and excess tax benefits from equity instruments, less capital expenditures, principal payments on capital leases and partnership distributions, if any. The Company uses Free Cash Flow to evaluate its businesses and this measure is considered an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock.

A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Adjusted Operating Income (Loss), Adjusted EPS and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), Diluted Income per Common Share from Continuing Operations and various cash flow measures (e.g., Cash Provided by Operations from Continuing Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.

ABOUT TIME WARNER INC.

Time Warner Inc., a global leader in media and entertainment with businesses in television networks and film and TV entertainment, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide on a multi-platform basis.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Warner’s businesses. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

INFORMATION ON BUSINESS OUTLOOK RELEASE & CONFERENCE CALL

Time Warner Inc. issued a separate release today regarding its 2016 full-year business outlook.

The Company’s conference call can be heard live at 10:30 am ET on Wednesday, February 10, 2016. To listen to the call, visit www.timewarner.com/investors.

CONTACTS:
Corporate Communications	Investor Relations
Keith Cocozza (212) 484-7482	Michael Kopelman (212) 484-8920
Michael Senno (212) 484-8950

TIME WARNER INC.

CONSOLIDATED BALANCE SHEET

(Unaudited; millions, except share amounts)

	December 31, 2015	December 31, 2014
ASSETS
Current assets
Cash and equivalents	$2,155	$ 2,618
Receivables, less allowances of $1,055 and $1,152	7,411	7,720
Inventories	1,753	1,700
Deferred income taxes	—	184
Prepaid expenses and other current assets	1,194	958

Total current assets	12,513	13,180
Noncurrent inventories and theatrical film and television production costs	7,600	6,841
Investments, including available-for-sale securities	2,617	2,326
Property, plant and equipment, net	2,596	2,655
Intangible assets subject to amortization, net	949	1,141
Intangible assets not subject to amortization	7,029	7,032
Goodwill	27,689	27,565
Other assets	2,855	2,406

Total assets	$63,848	$ 63,146

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities	$7,188	$ 7,507
Deferred revenue	616	579
Debt due within one year	198	1,118

Total current liabilities	8,002	9,204
Long-term debt	23,594	21,263
Deferred income taxes	2,454	2,204
Deferred revenue	352	315
Other noncurrent liabilities	5,798	5,684
Redeemable noncontrolling interest	29	—
Equity
Common stock, $0.01 par value, 1.652 billion and 1.652 billion shares issued and 795 million and 832 million shares outstanding	17	17
Additional paid-in capital	148,041	149,282
Treasury stock, at cost (857 million and 820 million shares)	(45,612)	(42,445)
Accumulated other comprehensive loss, net	(1,446)	(1,164)
Accumulated deficit	(77,381)	(81,214)

Total equity	23,619	24,476

Total liabilities and equity	$63,848	$ 63,146

TIME WARNER INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited; millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues	$7,079	$7,525	$28,118	$ 27,359
Costs of revenues	(4,352)	(4,418)	(16,154)	(15,875)
Selling, general and administrative	(1,244)	(1,477)	(4,824)	(5,190)
Amortization of intangible assets	(51)	(50)	(189)	(202)
Restructuring and severance costs	(29)	(166)	(60)	(512)
Asset impairments	(17)	(38)	(25)	(69)
Gain (loss) on operating assets, net	—	13	(1)	464

Operating income	1,386	1,389	6,865	5,975
Interest expense, net	(289)	(301)	(1,163)	(1,169)
Other income (loss), net	40	13	(256)	(127)

Income from continuing operations before income taxes	1,137	1,101	5,446	4,679
Income tax provision	(280)	(381)	(1,651)	(785)

Income from continuing operations	857	720	3,795	3,894
Discontinued operations, net of tax	—	(2)	37	(67)

Net income	857	718	3,832	3,827
Less Net loss attributable to noncontrolling interests	—	—	1	—

Net income attributable to Time Warner Inc. shareholders	$857	$718	$3,833	$ 3,827

Amounts attributable to Time Warner Inc. shareholders:
Income from continuing operations	$857	$720	$3,796	$ 3,894
Discontinued operations, net of tax	—	(2)	37	(67)

Net income	$857	$718	$3,833	$ 3,827

Per share information attributable to Time Warner Inc. common shareholders:
Basic income per common share from continuing operations	$1.07	$0.86	$4.64	$ 4.49
Discontinued operations	—	(0.01)	0.05	(0.07)

Basic net income per common share	$1.07	$0.85	$4.69	$ 4.42

Average basic common shares outstanding	798.3	836.7	814.9	863.3

Diluted income per common share from continuing operations	$1.06	$0.84	$4.58	$ 4.41
Discontinued operations	—	—	0.04	(0.07)

Diluted net income per common share	$1.06	$0.84	$4.62	$ 4.34

Average diluted common shares outstanding	811.7	855.7	829.5	882.6

Cash dividends declared per share of common stock	$0.3500	$0.3175	$1.4000	$ 1.2700

TIME WARNER INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended December 31,

(Unaudited; millions)

	2015	2014
OPERATIONS
Net income	$3,832	$ 3,827
Less Discontinued operations, net of tax	(37)	67

Net income from continuing operations	3,795	3,894
Adjustments for noncash and nonoperating items:
Depreciation and amortization	681	733
Amortization of film and television costs	8,030	8,040
Asset impairments	25	69
Venezuelan foreign currency loss	—	173
Gain on investments and other assets, net	(32)	(464)
Equity in losses of investee companies, net of cash distributions	161	232
Equity-based compensation	182	219
Deferred income taxes	328	166
Changes in operating assets and liabilities, net of acquisitions	(9,319)	(9,381)

Cash provided by operations from continuing operations	3,851	3,681

INVESTING ACTIVITIES
Investments in available-for-sale securities	(41)	(30)
Investments and acquisitions, net of cash acquired	(672)	(950)
Capital expenditures	(423)	(474)
Investment proceeds from available-for-sale securities	2	25
Proceeds from Time Inc. in the Time Separation	—	1,400
Proceeds from the sale of Time Warner Center	—	1,264
Other investment proceeds	141	148

Cash provided (used) by investing activities from continuing operations	(993)	1,383

FINANCING ACTIVITIES
Borrowings	3,768	2,409
Debt repayments	(2,344)	(72)
Proceeds from exercise of stock options	165	338
Excess tax benefit from equity instruments	151	179
Principal payments on capital leases	(11)	(11)
Repurchases of common stock	(3,632)	(5,504)
Dividends paid	(1,150)	(1,109)
Other financing activities	(260)	(173)

Cash used by financing activities from continuing operations	(3,313)	(3,943)

Cash provided (used) by continuing operations	(455)	1,121

Cash used by operations from discontinued operations	(8)	(16)
Cash used by investing activities from discontinued operations	—	(51)
Cash used by financing activities from discontinued operations	—	(36)
Effect of change in cash and equivalents of discontinued operations	—	(87)

Cash used by discontinued operations	(8)	(190)
Effect of Venezuelan exchange rate changes on cash and equivalents	—	(129)

INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(463)	802
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	2,618	1,816

CASH AND EQUIVALENTS AT END OF PERIOD	$2,155	$ 2,618

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Three Months Ended December 31, 2015

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Venezuelan Foreign Currency Loss	Other	Operating Income (Loss)
Turner	$781	$(2)	$—	$—	$(2)	$ 777
Home Box Office	393	—	—	—	—	393
Warner Bros.	373	(6)	—	—	(1)	366
Corporate	(102)	(9)	—	—	1	(110)
Intersegment eliminations	(40)	—	—	—	—	(40)

Time Warner	$1,405	$(17)	$—	$—	$(2)	$ 1,386

Margin(a)	19.8%	(0.2)%	—%	—%	—%	19.6%

Three Months Ended December 31, 2014

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Venezuelan Foreign Currency Loss	Other	Operating Income (Loss)
Turner	$921	$(2)	$6	$(137)	$—	$ 788
Home Box Office	394	—	—	—	—	394
Warner Bros.	391	(36)	7	(36)	(7)	319
Corporate	(124)	—	—	—	(2)	(126)
Intersegment eliminations	14	—	—	—	—	14

Time Warner	$1,596	$(38)	$13	$(173)	$(9)	$ 1,389

Margin(a)	21.2%	(0.5)%	0.2%	(2.3)%	(0.1)%	18.5%

Please see below for additional information on items affecting comparability.

(a)	Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. Operating Income margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Year Ended December 31, 2015

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Venezuelan Foreign Currency Loss	Other	Operating Income (Loss)
Turner	$4,110	$(3)	$—	$(17)	$(3)	$ 4,087
Home Box Office	1,878	—	—	—	—	1,878
Warner Bros.	1,435	(7)	(1)	(5)	(6)	1,416
Corporate	(351)	(15)	—	—	(1)	(367)
Intersegment eliminations	(149)	—	—	—	—	(149)

Time Warner	$6,923	$(25)	$(1)	$(22)	$(10)	$ 6,865

Margin(a)	24.6%	(0.1)%	—%	(0.1)%	—%	24.4%

Year Ended December 31, 2014

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Venezuelan Foreign Currency Loss	Other	Operating Income (Loss)
Turner	$3,106	$(17)	$16	$(137)	$(14)	$ 2,954
Home Box Office	1,790	(4)	—	—	—	1,786
Warner Bros.	1,248	(41)	7	(36)	(19)	1,159
Corporate	(460)	(7)	441	—	(47)	(73)
Intersegment eliminations	149	—	—	—	—	149

Time Warner	$5,833	$(69)	$464	$(173)	$(80)	$ 5,975

Margin(a)	21.3%	(0.3)%	1.7%	(0.6)%	(0.3)%	21.8%

Please see below for additional information on items affecting comparability.

(a)	Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. Operating Income margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Reconciliation of

Adjusted EPS to Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc. common shareholders

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Asset impairments	$(17)	$(38)	$(25)	$ (69)
Gain (loss) on operating assets, net	—	13	(1)	464
Venezuelan foreign currency loss	—	(173)	(22)	(173)
Other	(2)	(9)	(10)	(80)

Impact on Operating Income	(19)	(207)	(58)	142
Investment gains (losses), net	39	87	(31)	30
Amounts related to the separation of Time Warner Cable Inc.	—	(10)	(8)	(11)
Amounts related to the disposition of Warner Music Group	—	2	—	2
Amounts related to the separation of Time Inc.	(2)	1	(9)	3
Premiums paid and costs incurred on debt redemption	—	—	(72)	—
Items affecting comparability relating to equity method investments	(23)	(72)	(27)	(97)

Pretax impact	(5)	(199)	(205)	69
Income tax impact of above items	2	81	57	165

Impact of items affecting comparability on income from continuing operations	$(3)	$(118)	$(148)	$ 234

Amounts attributable to Time Warner Inc. shareholders:
Income from continuing operations	$857	$720	$3,796	$ 3,894
Less Impact of items affecting comparability on income from continuing operations	(3)	(118)	(148)	234

Adjusted income from continuing operations	$860	$838	$3,944	$ 3,660

Per share information attributable to Time Warner Inc. common shareholders:
Diluted net income per common share from continuing operations	$1.06	$0.84	$4.58	$ 4.41
Less Impact of items affecting comparability on diluted net income per common share from continuing operations	—	(0.14)	(0.17)	0.26

Adjusted EPS	$1.06	$0.98	$4.75	$ 4.15

Average diluted common shares outstanding	811.7	855.7	829.5	882.6

Asset Impairments

During the three months ended December 31, 2015, the Company recognized asset impairments of $9 million at Corporate primarily related to an asset held for disposal, $6 million at Warner Bros. primarily related to certain internally developed software and $2 million at the Turner segment related to miscellaneous assets. In addition, for the year ended December 31, 2015, the Company recognized asset impairments of $6 million at Corporate primarily related to certain internally developed software and $1 million at both the Turner and Warner Bros. segments related to miscellaneous assets.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

During the three months ended December 31, 2014, the Company recorded asset impairments of $2 million at the Turner segment related to miscellaneous assets and $36 million at the Warner Bros. segment, including $12 million related to a tradename, and the remaining amount primarily related to certain fixed assets. During the year ended December 31, 2014, the Company recorded $69 million of asset impairments consisting of $17 million at the Turner segment related to miscellaneous assets; $4 million at the Home Box Office segment related to an international tradename; $41 million at the Warner Bros. segment, including $12 million related to a tradename, and the remaining amount primarily related to various fixed assets and certain internally developed software; and $7 million at Corporate related to certain internally developed software.

Gain (Loss) on Operating Assets, Net

For the year ended December 31, 2015, the Company recognized losses on operating assets of $1 million at the Warner Bros. segment.

For the three months and year ended December 31, 2014, the Company recognized gains on operating assets of $6 million at the Turner segment and $7 million at the Warner Bros. segment primarily related to the sale of certain fixed assets. For the year ended December 31, 2014, the Company recognized $16 million of net gains at the Turner segment, reflecting a $13 million gain related to the sale of Zite, Inc., a news content aggregation and recommendation platform, a $4 million gain related to the sale of certain fixed assets, a $2 million gain primarily related to the sale of a building in South America and a $3 million loss related to the shutdown of a business; a $7 million gain at the Warner Bros. segment primarily related to the sale of certain fixed assets; and a $441 million gain at Corporate in connection with the sale and leaseback of the Company’s space in Time Warner Center.

Venezuelan Foreign Currency Loss

For the year ended December 31, 2015, the Company recognized a pretax foreign exchange loss of $22 million, consisting of $17 million at the Turner segment and $5 million at the Warner Bros. segment, related to a change in the foreign currency exchange rate used by the Company for remeasuring its Venezuelan net monetary assets from the SICAD 2 rate to the Simadi rate.

For the year ended December 31, 2014, the Company recognized a pretax foreign exchange loss of $173 million, consisting of $137 million at the Turner segment and $36 million at the Warner Bros. segment, related to a change in the foreign currency exchange rate used by the Company for remeasuring its Venezuelan net monetary assets from the official rate to the SICAD 2 exchange rate.

The Venezuelan foreign currency losses are included in Selling, general and administrative expenses in the accompanying Consolidated Statement of Operations.

Other

Other reflects external costs related to mergers, acquisitions or dispositions of $2 million and $10 million for the three months and year ended December 31, 2015, respectively. External costs related to mergers, acquisitions or dispositions for the three months and year ended December 31, 2015 consisted of $2 million and $3 million, respectively, at the Turner segment; $1 million and $6 million, respectively, at the Warner Bros. segment; and a reversal of $1 million and expenses of $1 million, respectively, at Corporate.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

For the three months and year ended December 31, 2014, Other reflects external costs related to mergers, acquisitions or dispositions of $9 million and $80 million, respectively, which consisted of $0 and $14 million, respectively, at the Turner segment primarily related to exit costs in connection with the shutdown of CNN Latino; $7 million and $19 million, respectively, at the Warner Bros. segment primarily related to the acquisition of Eyeworks Group’s operations outside the U.S.; and $2 million and $47 million, respectively, at Corporate primarily related to the legal and structural separation of Time Inc. from the Company (the “Time Separation”).

External costs related to mergers, acquisitions or dispositions are included in Selling, general and administrative expenses in the accompanying Consolidated Statement of Operations.

Investment Gains (Losses), Net

For the three months ended December 31, 2015, the Company recognized $39 million of net investment gains, consisting of $47 million of gains related to fair value adjustments on warrants to purchase common stock of Central European Media Enterprises Ltd. (the “CME Warrants”) held by the Company and $8 million of net miscellaneous investment losses. For the year ended December 31, 2015, the Company recognized $31 million of net miscellaneous investment losses, consisting of $63 million of losses related to fair value adjustments on the CME Warrants and $32 million of net miscellaneous investment gains.

For the three months ended December 31, 2014, the Company recognized $87 million of net investment gains, consisting of $88 million of gains related to fair value adjustments on the CME Warrants and $1 million of net miscellaneous investment losses. For the year ended December 31, 2014, the Company recognized $30 million of net miscellaneous investment gains, consisting of $29 million of gains related to fair value adjustments on the CME Warrants and $1 million of net miscellaneous investment gains.

Amounts Related to the Separation of Time Warner Cable Inc.

For the year ended December 31, 2015, the Company recognized a loss of $4 million related to changes in the value of a Time Warner Cable Inc. (“TWC”) tax indemnification receivable, which has been reflected in Other income (loss), net in the accompanying Consolidated Statement of Operations. For the year ended December 31, 2015, the Company also recognized a loss of $4 million related to payments made to TWC in accordance with a tax sharing arrangement with TWC.

The Company recognized a loss of $1 million for the year ended December 31, 2014 related to the expiration, exercise and net change in the estimated fair value of Time Warner equity awards held by TWC employees, which has been reflected in Other income (loss), net in the accompanying Consolidated Statement of Operations. The Company also recognized a loss of $10 million for both the three months and year ended December 31, 2014 related to changes in the value of a TWC tax indemnification receivable, which has also been reflected in Other income (loss), net in the accompanying Consolidated Statement of Operations.

Amounts Related to the Disposition of Warner Music Group

The Company recognized income of $2 million for both the three months and year ended December 31, 2014 primarily related to a tax indemnification obligation associated with the disposition of Warner Music Group (“WMG”) in 2004. These amounts have been reflected in Other income (loss), net in the accompanying Consolidated Statement of Operations.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Amounts Related to the Time Separation

For the three months and year ended December 31, 2015, the Company recognized losses of $2 million and $9 million, respectively, primarily reflecting pension and other retirement benefits related to employees and former employees of Time Inc. For the three months and year ended December 31, 2014, the Company recognized income of $1 million and $3 million, respectively, related to the expiration, exercise and net change in the estimated fair value of Time Warner equity awards held by certain Time Inc. employees. These amounts have been reflected in Other income (loss), net in the accompanying Consolidated Statement of Operations.

Premiums Paid and Costs Incurred on Debt Redemption

For the year ended December 31, 2015, the Company recognized $72 million of premiums paid and costs incurred principally to retire its 5.875% Notes due 2016 through a tender offer and redemption. This amount has been reflected in Other income (loss), net in the accompanying Consolidated Statement of Operations.

Items Affecting Comparability Relating to Equity Method Investments

For the three months and year ended December 31, 2015, the Company recognized $15 million and $18 million, respectively, related to asset impairments recorded by an equity method investee and $7 million and $8 million, respectively, related to losses from discontinued operations recorded by an equity method investee. In addition, for both the three months and year ended December 31, 2015, the Company recognized $1 million related to expenses recorded by an equity method investee related to government investigations.

For the three months and year ended December 31, 2014, the Company recognized $61 million and $70 million, respectively, related to losses from discontinued operations recognized by an equity method investee as well as $15 million and $27 million, respectively, related to a loss on the extinguishment of debt recognized by an equity method investee. In addition, for the three months ended December 31, 2014, the Company reversed $4 million related to expenses recorded earlier in 2014 by an equity method investee related to a government investigation.

Income Tax Impact

The income tax impact reflects the estimated tax provision or tax benefit associated with each item affecting comparability. The estimated tax provision or tax benefit can vary based on certain factors, including the taxability or deductibility of the items and foreign tax on certain items.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions)

Reconciliation of Free Cash Flow to Cash Provided by Operations from Continuing Operations

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Cash provided by operations from continuing operations	$850	$1,007	$3,851	$ 3,681
Add external costs related to mergers, acquisitions, investments or dispositions and contingent consideration payments	5	16	14	76
Add excess tax benefits from equity instruments	10	41	151	179
Less capital expenditures	(173)	(158)	(423)	(474)
Less principal payments on capital leases	(3)	(3)	(11)	(11)

Free Cash Flow	$689	$903	$3,582	$ 3,451

TIME WARNER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Time Warner Inc. (“Time Warner” or the “Company”) is a leading media and entertainment company, whose businesses include television networks and film and TV entertainment. Time Warner classifies its operations into three reportable segments: Turner: consisting principally of cable networks and digital media properties; Home Box Office: consisting principally of premium pay television and streaming services domestically and premium pay, basic tier television and streaming services internationally; and Warner Bros.: consisting principally of television, feature film, home video and videogame production and distribution.

Note 2. INTERSEGMENT TRANSACTIONS

Revenues recognized by Time Warner’s segments on intersegment transactions are as follows (millions):

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Intersegment Revenues
Turner	$24	$25	$105	$ 101
Home Box Office	18	9	40	36
Warner Bros.	257	201	940	824

Total intersegment revenues	$299	$235	$1,085	$ 961

Note 3. WARNER BROS. HOME VIDEO AND ELECTRONIC DELIVERY REVENUES

Home video and electronic delivery of theatrical and television product revenues are as follows (millions):

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Home video and electronic delivery of theatrical product revenues	$532	$578	$1,717	$ 1,913
Home video and electronic delivery of television product revenues	188	216	529	584

Note 4. DISCONTINUED OPERATIONS, NET OF TAX

Discontinued operations, net of tax for the year ended December 31, 2015 was income of $37 million primarily related to the final resolution of a tax indemnification obligation associated with the disposition of WMG. Discontinued operations, net of tax for the three months and year ended December 31, 2014 was losses of $2 million and $67 million, respectively, primarily related to the Time Separation.